PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 22, 1993)

                                  $85,000,000

                         ARKANSAS POWER & LIGHT COMPANY
             FIRST MORTGAGE BONDS, 8 3/4% SERIES DUE MARCH 1, 2026
                         ------------------------------
     Interest on the Company's First Mortgage Bonds, 8 3/4% Series due March 1, 2026 (the "New Bonds") is payable on March 1 and September 1 of each year, commencing September 1, 1996. The New Bonds will not be redeemable prior to March 1, 2001. Thereafter, the New Bonds will be redeemable at the option of the Company, in whole or in part, at any time, upon not less than 30 days' notice, at the general redemption prices as described herein and, under certain circumstances, at the special redemption price of 100% of the principal amount thereof plus accrued interest to the date fixed for redemption. See "Description of the New Bonds -- Redemption and Purchase of New Bonds" herein.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
        CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          UNDERWRITING
                                       PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                       PUBLIC(1)         COMMISSIONS(2)         COMPANY(3)
------------------------------------------------------------------------------------------------
Per New Bond.....................        100.00%             0.875%               99.125%
------------------------------------------------------------------------------------------------
Total............................      $85,000,000          $743,750            $84,256,250
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from March 27, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of expenses payable by the Company, estimated at $140,000.

                         ------------------------------

     The New Bonds are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the New Bonds will be ready for delivery through the book-entry facilities of The Depository Trust Company, New York, New York, on or about March 27, 1996, against payment therefor in immediately available funds.
                         ------------------------------
BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.
                                                            SALOMON BROTHERS INC
                         ------------------------------
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 20, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Reference is made to "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. At the date of this Prospectus Supplement, the Incorporated Documents (as defined in the accompanying Prospectus) include the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

     The selected financial information of the Company set forth below should be read in conjunction with the financial statements and other financial information contained in the Incorporated Documents.

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------------------
                                     1995         1994         1993          1992         1991
                                   ---------    ---------    ---------    ----------   ----------
Income Statement Data:
  Operating Revenues.............  $1,648,233   $1,590,742   $1,591,568   $1,521,129   $1,528,270
  Operating Income...............    217,931      216,633      236,222       179,773      219,418
  Interest Expense (net).........    112,914      107,138      117,172       120,728      132,300
  Net Income.....................    172,080(1)   142,263      205,297(2)    130,529      143,451
  Ratio of Earnings to Fixed
     Charges(3)..................       2.56         2.32         3.11(2)       2.28         2.25

                                                                          AS OF DECEMBER 31,
                                                                               1995(4)
                                                                       ------------------------
                                                                         AMOUNT         PERCENT
                                                                       ----------       -------
Balance Sheet Data:
  Capitalization:
     Common Stock and Paid-in Capital................................  $  591,314         22.8
     Retained Earnings...............................................     492,386         19.0
                                                                       ----------        -----
          Total Common Shareholder's Equity..........................   1,083,700         41.8
     Preferred Stock (without sinking fund)..........................     176,350          6.8
     Preferred Stock (with sinking fund).............................      49,027          1.9
     First Mortgage Bonds(5).........................................     882,515         34.1
     Other Long-Term Debt(5).........................................     398,688         15.4
                                                                       ----------        -----
                    Total Capitalization.............................  $2,590,280        100.0
                                                                       ==========        =====

---------------

(1) Net income for the year ended December 31, 1995 includes $34 million related to a change in the method of accounting for nuclear refueling outage costs.

(2) Net income for the year ended December 31, 1993 includes $81 million ($50 million after tax) related to a change in accounting principle to provide for the accrual of estimated unbilled revenues.

(3) "Earnings", as defined by Securities and Exchange Commission ("SEC") Regulation S-K, represent the aggregate of (a) income before the cumulative effect of accounting changes, (b) taxes based on income, (c) investment tax credit adjustments -- net and (d) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(4) The proceeds from the sale of the New Bonds are expected to be used primarily to refund outstanding First Mortgage Bonds and as a result the Company's capitalization will not be materially affected. See "Use of Proceeds".

(5) Excludes current maturities of First Mortgage Bonds and Other Long-Term Debt of $26.2 million and $2.5 million, respectively.

                                USE OF PROCEEDS

     The net proceeds to be received from the issuance and sale of the New Bonds are expected to be used to satisfy a portion of the Company's annual maintenance and replacement fund requirement under the Mortgage and for general corporate purposes. The Company expects to use the cash deposited to satisfy the annual maintenance and replacement fund requirement to redeem all of the Company's First Mortgage Bonds, 10 3/8% Series due October 1, 2020 and a portion of the Company's First Mortgage Bonds, 10% Series due February 1, 2020 (in each case at a price of 100% of the principal amount thereof, plus accrued interest to the date of redemption).

                          DESCRIPTION OF THE NEW BONDS

     The following description of the particular terms of the New Bonds offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus under the heading "Description of the New Bonds", to which description reference is hereby made. As used in this Prospectus Supplement, the terms "Bonds", "Corporate Trustee", "Trustees" and "Mortgage" shall have the same meanings as the same terms used under the heading "Description of the New Bonds" in the accompanying Prospectus.

     INTEREST, MATURITY AND PAYMENT. The New Bonds will mature on March 1, 2026. The New Bonds will bear interest from March 27, 1996 at the rate shown in their title, payable on March 1 and September 1 of each year, commencing September 1, 1996. Interest is payable to holders of record on the interest payment date. Principal and interest are payable at the office or agency of the Company in New York City. For so long as the New Bonds are registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee, the principal and interest due on the New Bonds will be payable by the Company or its agent to DTC for payment to its Participants (as defined herein) for subsequent disbursement to the beneficial owners. The Company has covenanted to pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the Bonds of all series at the rate of 6% per annum.

     REDEMPTION AND PURCHASE OF NEW BONDS. The New Bonds will not be redeemable for any purpose prior to March 1, 2001. Thereafter, the New Bonds will be redeemable at the option of the Company, in whole or in part, at any time, upon not less than 30 days' notice (a) at the special redemption price set forth below with cash deposited under the maintenance and replacement fund or with certain deposited cash or proceeds of released property, and (b) at the general redemption prices set forth below for all other redemptions:

                    GENERAL        SPECIAL
                   REDEMPTION     REDEMPTION
        YEAR        PRICE(%)       PRICE(%)
    -------------  ----------     ----------

                    GENERAL        SPECIAL
                   REDEMPTION     REDEMPTION
        YEAR        PRICE(%)       PRICE(%)
    -------------  ----------     ----------

    If redeemed during the 12-month period ending the last day of February,

    2002.........    106.563        100.000
    2003.........    106.125        100.000
    2004.........    105.688        100.000
    2005.........    105.250        100.000
    2006.........    104.813        100.000
    2007.........    104.375        100.000
    2008.........    103.938        100.000
    2009.........    103.500        100.000
    2010.........    103.063        100.000
    2011.........    102.625        100.000
    2012.........    102.188        100.000
    2013.........    101.750        100.000
    2014.........    101.313        100.000
    2015.........    100.875        100.000
    2016.........    100.438        100.000
    2017.........    100.000        100.000
    2018.........    100.000        100.000
    2019.........    100.000        100.000
    2020.........    100.000        100.000
    2021.........    100.000        100.000
    2022.........    100.000        100.000
    2023.........    100.000        100.000
    2024.........    100.000        100.000
    2025.........    100.000        100.000
    2026.........    100.000        100.000

in each case together with accrued interest to the date fixed for redemption.

     If, at the time notice of redemption is given, the redemption monies are not held by the Corporate Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

     Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the redemption or purchase (including purchase from the Company) of Bonds of any series.

     DIVIDEND COVENANT. The Company will covenant in substance that, so long as any New Bonds remain outstanding, it will not pay any cash dividends on common stock after February 29, 1996 (other than certain dividends declared by the Company on or before February 29, 1996) except from credits to retained earnings after February 29, 1996 plus $350,000,000 and plus such additional amounts as shall be approved by the SEC.

     SINKING OR IMPROVEMENT FUND. The New Bonds will not have the sinking or improvement fund requirements described under the heading "Description of the New Bonds -- Sinking or Improvement Fund" in the accompanying Prospectus.

     MAINTENANCE AND REPLACEMENT FUND. The New Bonds as such will not be entitled to the benefits of a maintenance and replacement fund. However, so long as certain series of Bonds created prior to March 1, 1996 are outstanding, the Company will be required to comply with the maintenance and replacement fund requirements described under the heading "Description of the New
Bonds -- Maintenance and Replacement Fund" in the accompanying Prospectus.

     RESERVATION OF RIGHTS TO AMEND THE MORTGAGE.

          ISSUANCE OF ADDITIONAL BONDS. The Company has reserved the right without any consent or other action by the holders of the New Bonds or any subsequently created series to amend the Mortgage (1) to provide that Bonds may be issued upon the basis of 80% of the cost or fair value (whichever is less) of unfunded property additions after adjustments to offset retirements (in addition to the other bases of issuance) and (2) to modify the net earnings test (a) to provide that the period over which net earnings is computed shall be 12 consecutive months out of the immediately preceding 18 months (instead of the immediately preceding 15 months), (b) to specifically permit the inclusion in net earnings of revenues collected subject to possible refund and allowances for funds used during construction and (c) to provide for no deduction for non-recurring charges.

          RELEASE AND SUBSTITUTION OF PROPERTY. The Company has reserved the right without any consent or other action by the holders of the New Bonds or any subsequently created series to amend the Mortgage (1) to permit the release of mortgaged property from the lien of the Mortgage in an amount equal to the aggregate principal amount of retired bonds that the Company elects to use as the basis for such release times the reciprocal of the bonding ratio in effect at the time such retired bonds were originally issued; (2) to permit the release of unfunded property so long as the Company has at least $1 in unfunded property additions remaining; (3) to remove the existing limitations on the amount of obligations secured by purchase money mortgages upon any property being released that can be used as the basis for such release; (4) to specifically provide that if the Company transfers as an entirety all or substantially all property subject to the Mortgage to a successor corporation, the Company would be released of all obligations under the Mortgage; and (5) to change the definition of "Funded Property" to mean only property specified by the Company with a fair value, to be determined by an independent expert, of not less than 10/8 of the sum of the amount of outstanding Bonds and retired bond credits.

          MODIFICATION. The Company has reserved the right without any consent or other action by the holders of the New Bonds or any subsequently created series to amend the Mortgage (1) to reduce the percentage vote required to modify certain bondholders' rights from 70% or 66 2/3%, as the case may be, to a majority of Bonds outstanding; (2) to provide that, if less than all series of Bonds outstanding are to be affected by a proposed change in the Mortgage, that only the consent of a majority of the Bonds of each affected series is required to make such change; and (3) to permit the Company to amend the Mortgage without the consent of the holders of Bonds to make changes which do not adversely affect the interests of such bondholders in any material respect.

     BOOK-ENTRY NEW BONDS. DTC will act as securities depository for the New Bonds. The New Bonds will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates will be issued for the New Bonds representing the aggregate principal amount of the New Bonds and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants", and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of New Bonds within the DTC system must be made by or through Direct Participants which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in New Bonds except in the event that use of the book-entry system for the New Bonds is discontinued.

     To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the securities of an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name", and will be the responsibility of such Participant and not of DTC, the Underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Corporate Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the New Bonds are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the New Bonds will be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Bonds, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the New Bonds, as nominee of DTC, references herein to holders of the New Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the New Bonds.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the Trustees nor the Underwriters takes responsibility for the accuracy or completeness thereof.

                                  UNDERWRITING

     Under the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the respective principal amount of the New Bonds set forth opposite its name below:

                                UNDERWRITING                               PRINCIPAL AMOUNT
    ---------------------------------------------------------------------  ----------------
    Bear, Stearns & Co. Inc..............................................     $42,000,000
    Goldman, Sachs & Co..................................................     $30,000,000
    Salomon Brothers Inc ................................................     $13,000,000
                                                                             -----------
              Total......................................................     $85,000,000
                                                                             ===========

     The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the New Bonds are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters' obligations are such that they are committed to take and pay for all of the New Bonds offered hereby if any are taken, provided, that under certain circumstances involving a default of an Underwriter, less than all of the New Bonds may be purchased. Default by one Underwriter would not relieve the non-defaulting Underwriters from their several obligations, and in the event of such a default, the non-defaulting Underwriters may be required by the Company to purchase the principal amount of the New Bonds that they have severally agreed to purchase and, in addition, to purchase the principal amount of the New Bonds that the defaulting Underwriter, or Underwriters, shall have failed to purchase, severally and not jointly, up to a principal amount equal to one-ninth of the principal amount of the New Bonds that such non-defaulting Underwriters have otherwise agreed to purchase.

     The Underwriters have advised the Company that they propose to offer all or part of the New Bonds directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain securities dealers at such price less a concession not in excess of 0.50% of the principal amount of the New Bonds. The Underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.25% of the principal amount of the New Bonds. After the New Bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     There is presently no trading market for the New Bonds and there is no assurance that a market will develop. Although they are under no obligation to do so, the Underwriters presently intend to act as market makers for the New Bonds in the secondary trading market, but may discontinue such market-making at any time without notice.

                              EXPERTS AND LEGALITY

     The Company's balance sheets as of December 31, 1995 and 1994 and the statements of income, retained earnings, and cash flows and the related financial statement schedule for each of the two years ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The statements of income, retained earnings and cash flows and the related financial statement schedule for the year ended December 31, 1993, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated February 11, 1994, which expressed an unqualified opinion and included an explanatory paragraph relating to the Company's change in method of accounting for revenues, also incorporated by reference herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     For further information, see "Experts and Legality" in the accompanying Prospectus.

PROSPECTUS

                         ARKANSAS POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS
                  PREFERRED STOCK, CUMULATIVE, $0.01 PAR VALUE
                   PREFERRED STOCK, CUMULATIVE, $25 PAR VALUE
                  PREFERRED STOCK, CUMULATIVE, $100 PAR VALUE

     Arkansas Power & Light Company ("the Company") may offer from time to time its First Mortgage Bonds (the "New Bonds") and/or its Preferred Stock, Cumulative, $0.01 Par Value ("Class A Preferred Stock"), Preferred Stock, Cumulative, $25 Par Value and/or Preferred Stock, Cumulative, $100 Par Value (collectively, the "New Preferred Stock"), aggregating $600,000,000 in principal amount, par value and/or price payable in the event of involuntary liquidation ("liquidation value"), as the case may be. The New Bonds and New Preferred Stock will each be offered in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (the "Prospectus Supplement") which will set forth, as applicable, (1) the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, if any, any redemption provisions and other specific terms of the series of the New Bonds in respect of which this Prospectus is being delivered or (2) the number of shares of the New Preferred Stock, the par value per share, the liquidation value per share (in the case of Class A Preferred Stock), purchase price, initial public offering price, if any, dividend rate (or method of calculation thereof), any redemption or sinking fund terms and other specific terms of the series of the New Preferred Stock in respect of which this Prospectus is being delivered. The sale of one series of any security will not be contingent upon the sale of any other series of any security.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                            ------------------------

     The Company may sell the New Bonds and/or the New Preferred Stock through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.

                            ------------------------

               The date of this Prospectus is September 22, 1993.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY OR ANY OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports include information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, 14th Floor, Chicago, IL 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's series of $2.40 Preferred Stock is listed on the New York Stock Exchange. Reports and other information concerning the Company can be inspected at the office of such Exchange at 20 Broad Street, New York, New York. Shareholders of the Company are furnished copies of financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent auditors.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1992.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993 and June 30, 1993.

     In addition, all documents subsequently filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents").

     Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO SHIRLEY HUNTER, ASSISTANT SECRETARY, ARKANSAS POWER & LIGHT COMPANY, P.O. BOX 551, LITTLE ROCK, ARKANSAS 72203, TELEPHONE NUMBER:
501-377-4000. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR WITH RESPECT TO ANY SERIES OF THE NEW BONDS OR THE NEW PREFERRED STOCK, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THAT PROSPECTUS SUPPLEMENT.

                            ------------------------

                                  THE COMPANY

     The Company was incorporated under the laws of the State of Arkansas in 1926. The Company's principal executive offices are located at 425 West Capitol Avenue, Little Rock, Arkansas 72201. Its telephone number, including area code, is 501-377-4000.

     The Company is an electric public utility company with substantially all of its operations in the State of Arkansas. The Company also has operations in the States of Missouri and Tennessee. Entergy Corporation is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("Holding Company Act") and it owns all of the outstanding common stock of the Company. The Company, Louisiana Power & Light Company ("LP&L"), Mississippi Power & Light Company ("MP&L") and New Orleans Public Service Inc. ("NOPSI") are the principal operating electric utility subsidiaries of Entergy Corporation. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., a generating company, Entergy Services, Inc., a service company, Entergy Enterprises, Inc., a non-utility company, Entergy Operations, Inc., a nuclear management services company, and Entergy Power, Inc., a subsidiary formed to market capacity and energy from certain Entergy System generating units in wholesale markets. Entergy Corporation also has several subsidiaries formed to participate in utility projects located outside the Entergy System's retail service territory, both domestically and in foreign countries.

     The Company, LP&L, MP&L and NOPSI own all the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for Entergy Corporation subsidiaries.

                                USE OF PROCEEDS

     The net proceeds to be received from the issuance and sale of the New Bonds and/or the New Preferred Stock will be used for (1) repayment of short-term debt (bearing interest at fluctuating rates generally below the prime rate) incurred to provide interim financing for general corporate purposes; and (2) other general corporate purposes, including, without limitation, the possible acquisition, in whole or in part, of certain of the Company's outstanding securities. Any specific securities acquired with the proceeds of sale of a series of New Bonds or New Preferred Stock will be set forth in the Prospectus Supplement relating to that series. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements and its general financing plans and capabilities, including its short-term borrowing capacity, and earnings coverage requirements under the Company's Amended and Restated Articles of Incorporation, as amended ("Articles of Incorporation") and the Company's Mortgage (as herein defined) which limit (except for most refunding purposes) the amount of additional Preferred Stock and First Mortgage Bonds, respectively, the Company may issue.

                          DESCRIPTION OF THE NEW BONDS

     GENERAL. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of October 1, 1944, to Guaranty Trust Company of New York (now Morgan Guaranty Trust Company of New York ("Corporate Trustee")), Henry A. Theis (John W. Flaherty, successor), and, as to property in Missouri, Marvin A. Mueller (The Boatmen's National Bank of St. Louis, successor), as Trustees, as supplemented by various supplemental indentures and as to be further supplemented by one or more supplemental indentures relating to the New Bonds (collectively referred to as the "Mortgage"). All First Mortgage Bonds issued or to be issued under the Mortgage are referred to herein as "Bonds". The statements herein concerning the Bonds, the New Bonds and the Mortgage are merely an outline and do not purport to be complete. They are subject to the detailed provisions of the Mortgage. The Mortgage and a form of supplemental indenture are filed as exhibits to the Registration Statement.

     TERMS OF SPECIFIC SERIES OF THE NEW BONDS. A Prospectus Supplement will describe the following terms of a series of the New Bonds to be issued: (1) the designation of such series of the New Bonds; (2) the aggregate principal amount of such series; (3) the date on which such series will mature; (4) the rate at which such series will bear interest and the date from which such interest accrues; (5) the dates on which interest will be payable; (6) the prices, including the "general redemption prices" and the "special redemption prices" referred to below, and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity; (7) whether the dividend covenant described below will be applicable to any such series; (8) if an insurance policy will be provided for the payment of the principal of and/or interest on the New Bonds of such series, the terms thereof, (9) whether the sinking or improvement fund described below will be applicable to such series and (10) any other terms of the New Bonds not inconsistent with the provisions of the Mortgage.

     FORM AND EXCHANGE. Unless otherwise indicated in a Prospectus Supplement, the New Bonds will be delivered in fully registered form in denominations of $1,000 or any multiple thereof. No service charge will be made for any transfer or exchange of the New Bonds.

     SINKING OR IMPROVEMENT FUND. Each series of the New Bonds may have sinking or improvement fund requirements stated as 1% per year of the greatest amount of such series of New Bonds outstanding prior to the beginning of the year, less deductions for certain retired New Bonds of such series. This annual requirement would commence no later than twenty-three months from the date of such series of the New Bonds. The Company may, in effect, reduce such stated requirement by taking credit for the principal amount of certain Bonds that the Company had the right to have authenticated and delivered since 1952 but which right the Company waived during such period to satisfy sinking fund requirements in respect of certain of the Company's series of Bonds which are retired at the time the credit is taken. The resulting requirement with respect to the New Bonds may be satisfied in cash or principal amount of the New Bonds or with property additions at 60% of the cost or fair value thereof, whichever is less. These requirements may be anticipated at any time. If the date fixed for any resulting redemption shall be in the calendar year in which such sinking fund payment is due, redemption shall be at the special redemption price, but if the date fixed for any resulting redemption shall be prior to the calendar year in which such sinking fund payment is due, redemption shall be at the general redemption price and subject to any limitation on such redemptions set forth under "Redemption and Purchase of New Bonds" in the applicable Prospectus Supplement. The Prospectus Supplement relating to a particular series of New Bonds will state whether sinking or improvement fund requirements will apply to such series. Similar but not identical provisions are in effect with respect to the Bonds of other series now outstanding.

     MAINTENANCE AND REPLACEMENT FUND. Effective with the Thirty-ninth Supplemental Indenture dated as of December 1, 1985, the Company amended the previous formula for calculating the maintenance and replacement fund requirements to provide that in addition to actual expenditures for maintenance and repairs, the Company will expend or deposit each year, for replacements and improvements in respect of its depreciable utility property, an amount equal to $5,800,000 plus 2% of net additions to such depreciable utility property made after September 30, 1959, and prior to the beginning of the year for which the calculation is made. All such requirements may be met by depositing cash, by certifying gross property additions or by net cash expenditures for automotive equipment. Such cash may be withdrawn on similar expenditures or on waiver of the right to issue Bonds or be applied to the retirement of Bonds.

     SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 month period, mortgaged property is disposed of by order of or to any governmental authority, resulting in the receipt of $10,000,000 or more as proceeds therefor, the Company must apply (subject to certain conditions) such proceeds, less certain deductions, to the retirement of Bonds (Mortgage, Sec. 64). The New Bonds are redeemable for this purpose at the special redemption prices set forth under "Redemption and Purchase of New Bonds" in the applicable Prospectus Supplement. The Mortgage now provides in substance that no modification of the obligations of the Company under Section 64 is effective against any Bondholder without his consent. However, the Company (as described below under "Modification of the Mortgage") has reserved the right without any consent or other action by holders of any series of Bonds created after July 31, 1970 (including any series of the New Bonds) to amend the Mortgage so as to provide that thereafter its obligations under Section 64 may be modified with the consent of the holders of 66 2/3% of the Bonds, and, if less than all series of Bonds are affected, the consent also of the holders of 66 2/3% of the Bonds of each series affected.

     SECURITY. The New Bonds, together with all other Bonds now or hereafter issued under the Mortgage, will be secured by the Mortgage, which constitutes, in the opinion of general counsel for the Company, a first mortgage lien on all of the present properties of the Company (except as stated below), subject to
(a) leases of minor portions of the Company's property to others for uses which, in the opinion of such counsel, do not interfere with the Company's business,
(b) leases of certain property of the Company not used in its electric utility business, and (c) excepted encumbrances. There are excepted from the lien all cash and securities; certain equipment, materials or supplies; automobiles, other vehicles and aircraft; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; and certain unimproved lands sold or to be sold.

     The Mortgage contains provisions for subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets.

     The Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the New Bonds, for the payment of their reasonable compensation and for expenses and for indemnity against certain liabilities.

     The Mortgage contains restrictions on the acquisition of property subject to liens and on the issuance of Bonds under divisional or prior lien mortgages.

     ISSUANCE OF ADDITIONAL BONDS. The maximum principal amount of Bonds which may be issued under the Mortgage is unlimited. Bonds of any series may be issued from time to time on the basis of (1) 60% of property additions after adjustments to offset retirements; (2) retirement of Bonds or qualified lien bonds; and (3) deposit of cash. Deposited cash may be withdrawn upon the bases stated in (1) and (2). Property additions generally include electric, gas, steam and/or hot water property acquired after June 30, 1944, but may not include securities, or rolling stock, or (except to the extent of offsetting retirements of property of such character) other transportation property or property used principally for the production or gathering of natural gas. The Company has reserved the right, without any consent or other action by holders of any series of Bonds created after June 30, 1978 (including any series of the New Bonds) to make available as property additions any form of space satellites (including solar power satellites), space stations and other analogous facilities.

     With certain exceptions in the case of (2) above, the issuance of Bonds is subject to adjusted net earnings, before interest and income taxes, for 12 out of the preceding 15 months being at least twice the annual interest requirements on all Bonds at the time outstanding, including the additional issue, and all indebtedness of prior rank. Such adjusted net earnings are computed after provisions for appropriations out of income for property retirements in an amount at least equal to the maintenance and replacement fund requirements for such period.

     The Company expects to issue the New Bonds on the basis of unfunded net property additions and/or on the basis of the retirement of Bonds. Net property additions available for the issuance of the New Bonds at June 30, 1993 were approximately $472 million.

     The Mortgage contains certain restrictions on the issuance of Bonds against property subject to liens and on the increase of the amount of liens upon property used as the basis for the issuance of Bonds.

     Other than the security afforded by the lien of the Mortgage and restrictions on the issuance of additional Bonds described above (including particularly those described in the first paragraph above), there are no provisions of the Mortgage which afford holders of the New Bonds protection in the event of a highly leveraged transaction involving the Company. However, such a transaction would require regulatory approval and management of the Company believes that such approval would be unlikely in a highly leveraged context.

     RELEASE AND SUBSTITUTION OF PROPERTY. Property may be released upon the bases of (1) deposit of cash or, to a limited extent, purchase money mortgages,
(2) property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds outstanding against property additions, and (3) waiver of the right to issue Bonds without applying any earnings test. Cash may be withdrawn upon the bases stated in (2) and (3) above.

     The Mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of moneys received on pledged prior lien bonds.

     DIVIDEND COVENANT. The Company may covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date) except from credits to retained earnings after such selected date plus an amount up to $350 million and plus such additional amounts as shall be approved by the SEC. The Prospectus Supplement relating to a particular series of New Bonds will state whether this covenant will apply to such series.

     MODIFICATION OF THE MORTGAGE. The rights of the Bondholders may be modified with the consent of the holders of 70% of the Bonds and, if less than all series of Bonds are affected, the consent also of the holders of 70% of the Bonds of each series affected. The Company has reserved the right (without any consent or other action by holders of any series of Bonds created after July 31, 1970, including the New Bonds) to substitute for the foregoing provision a provision to the effect that the rights of the Bondholders may be modified with the consent of holders of 66 2/3% of the Bonds and, if less than all series of Bonds are affected, the consent also of holders of 66 2/3% of the Bonds of each series affected. In general, no modification of the terms of payment of principal or interest, no modification of the obligations of the Company under Section 64 of the Mortgage (until the substitution referred to above under "Special Provisions for Retirement of Bonds" is made), and no modification affecting the lien or reducing the percentage required for modification is effective against any Bondholder without his consent. See also "Issuance of Additional Bonds", and "Special Provisions for Retirement of Bonds".

     DEFAULTS AND NOTICE THEREOF. An event of default is defined as being: default in payment of principal; default for 60 days in payment of interest or of installments of funds for the retirement of Bonds; certain events in bankruptcy, insolvency or reorganization; default in payment of interest on or principal of any outstanding qualified lien bonds continued beyond grace periods; and default, for 90 days after notice, in other covenants. The Trustees may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if they think it is in the interest of the Bondholders.

     The Corporate Trustee or holders of 25% of the Bonds may declare the principal and interest due and payable on default, but the holders of a majority of the Bonds may annul such declaration and destroy its effect if such default has been cured. No holder of Bonds may enforce the lien of the Mortgage unless such holder shall have given the Trustees written notice of a default and unless holders of 25% of the Bonds have requested the Trustees in writing to act and have offered the Trustees reasonable opportunity to act and indemnity satisfactory to the Trustees against the cost, expenses and liabilities to be incurred thereby, and the Trustees shall have declined or failed to act. Holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees, but the Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

     The Company must file an annual certificate with the Corporate Trustee as to compliance with the provisions of the Mortgage and as to the absence of default with respect to any of the covenants contained in the Mortgage.

                     DESCRIPTION OF THE NEW PREFERRED STOCK

     GENERAL. The Articles of Incorporation provide for three classes of preferred stock ("Preferred Stock"), the $100 par value, cumulative, preferred stock ("$100 Preferred Stock"), the $25 par value, cumulative, preferred stock ("$25 Preferred Stock") and the $0.01 par value, cumulative, preferred stock ("Class A Preferred Stock"). The $100 Preferred Stock, the $25 Preferred Stock and the Class A Preferred Stock have the same rank and, except as to those characteristics relating to par value, voting rights and in certain other respects as to which there may be variations among series, the shares of each series of Preferred Stock confer equal rights upon the holders. The respects in which there may be variations as between series consist of (i) the number of shares constituting each series and the distinctive designation thereof, (ii) the dividend rates (or method of determination thereof), dividend payment dates and the date from which dividends shall be cumulative, (iii) the terms and conditions of conversion privileges, if any, (iv) the terms and conditions of, and the amount or amounts payable upon, redemption, (v) the terms and amount of sinking fund requirements (if any) for the purchase or redemption of shares of each series except to the extent previously fixed in the Articles of Incorporation and (vi) the amount payable in the event of voluntary liquidation and, in the case of the Class A Preferred Stock, involuntary liquidation, dissolution or winding up of the Company. When a new series of Preferred Stock is issued, those characteristics thereof as to which there may be variations between series are stated and expressed in the articles of amendment to the Articles of Incorporation providing for the issuance of such series. The statements herein concerning the Preferred Stock and the New Preferred Stock are merely an outline and do not purport to be complete. Such statements do not relate or give effect to the provisions of statutory or common law and are subject in all respects to the detailed provisions of the Articles of Incorporation and the proposed forms of articles of amendment to be adopted for each series of New Preferred Stock. The Articles of Incorporation and forms of articles of amendment are filed as exhibits to the Registration Statement.

     TERMS OF SPECIFIC SERIES OF THE NEW PREFERRED STOCK. A Prospectus Supplement will describe the following terms of a series of New Preferred Stock to be issued: (1) the designation of such series of New Preferred Stock; (2) the par value of each share; (3) in the case of a series of Class A Preferred Stock, the amount per share payable in the event of the involuntary liquidation, dissolution or winding up of the Company ("liquidation value"); (4) the number of shares of New Preferred Stock in such series; (5) the purchase price and initial public offering price, if any, of the shares of such series; (6) the dividend rate (or method of calculation thereof); (7) the dividend payment dates and the date from which dividends will be cumulative; (8) the terms and conditions pursuant to which, and the prices at which, the Company may redeem shares of such series; (9) the terms and amount of any sinking fund requirements applicable to such series and (10) any other terms of the New Preferred Stock not inconsistent with the provisions of the Articles of Incorporation.

     DIVIDEND RIGHTS. Each series of the New Preferred Stock shall be entitled, pari passu with all shares of any class or series of Preferred Stock then outstanding and in preference to the common stock, to cumulative dividends at the rate provided for each particular series, payable quarterly on such dates as are stated in the articles of amendment providing for the issuance of such series. Dividends with respect to each series of the New Preferred Stock will be cumulative from the date of issuance when and as declared by the Board of Directors.

     VOTING RIGHTS. Except as expressly provided by law or the Articles of Incorporation, the holders of Preferred Stock have no power to vote and are not entitled to notice of any meeting of stockholders of the Company.

     If and when dividends payable on Preferred Stock of the Company shall have not been paid in an amount equal to or greater than the aggregate dividends accumulated on the outstanding Preferred Stock in any period of twelve months, and thereafter until all dividends in default on any such Preferred Stock shall have been paid or declared and set apart for payment, the holders of all Preferred Stock, voting together as a voting group, in such manner that the holders of the $100 Preferred Stock shall have one vote per share, the holders of the $25 Preferred Stock shall have one-quarter vote per share and the holders of the Class A Preferred Stock shall be entitled to the number of votes per share produced by dividing the liquidation value of such share by 100, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the common stock, voting together as a voting group, shall be entitled to elect the remaining directors of the Company.

     RESTRICTIONS ON ISSUANCE OF PRIOR RANKING STOCK AND ON ALTERING RIGHTS OF PREFERRED STOCK. So long as any shares of Preferred Stock are outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the total number of votes entitled to be cast by the Preferred Stock (calculated as described above under "Voting Rights");

          (1) Create, authorize or issue any new stock which would rank prior to the Preferred Stock as to dividends or distributions or in liquidation, dissolution or winding up, or create, authorize or issue any security convertible into shares of any such stock except for the purpose of providing funds for the redemption of all of the Preferred Stock then outstanding, provided that any such new stock or security shall be issued within twelve months after the vote by the holders of the Preferred Stock authorizing its issuance; or

          (2) Amend, alter or repeal any of the rights, preferences or powers of the holders of the Preferred Stock so as to affect adversely any such rights, preferences or powers; if such amendment would affect adversely the rights, preferences or powers of less than all series of the Preferred Stock, only the consent of the holders of at least two-thirds of the votes entitled to be cast by outstanding shares of all series so affected is required; and the increase or decrease in the authorized amount of the Preferred Stock or the creation, or increase or decrease in the amount, of any class of stock ranking on a parity with the Preferred Stock shall not be deemed to affect adversely the rights, preferences or powers of the holders of the Preferred Stock.

     RESTRICTIONS ON MERGER, SALE OF ASSETS, ISSUANCE OF UNSECURED DEBT AND SALE OF ADDITIONAL PREFERRED STOCK. So long as any shares of Preferred Stock are outstanding, the Company shall not, without the consent of the holders of at least a majority of the total number of votes entitled to be cast by the Preferred Stock (calculated as described above under "Voting Rights");

          (1) Merge or consolidate with or into any other corporation or sell or otherwise dispose of all or substantially all of its assets, unless such merger, consolidation, sale or other disposition, or the issuance or assumption of securities in the effectuation thereof shall have been ordered or approved under the Holding Company Act; or

          (2) Issue or assume any unsecured notes, debentures or other securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued or assumed by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of Preferred Stock) if immediately after such issue or assumption (a) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the Company will thereby exceed 20% of the aggregate of all existing secured debt of the Company and the capital stock, premiums thereon, and surplus of the Company, as stated on its books, or (b) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the Company of maturities of less than 10 years will thereby exceed 10% of such aggregate. For the purpose of this paragraph, the payment due upon the maturity of unsecured debt having an original single maturity in excess of 10 years or the payment due upon the final maturity of any unsecured serial debt which had original maturities in excess of 10 years shall not be regarded as unsecured debt of a maturity of less than 10 years until such payment shall be required to be made within 3 years; or

          (3) Issue, sell or otherwise dispose of any additional shares of Preferred Stock, or of any other class of stock ranking on a parity with the Preferred Stock as to dividends or in liquidation, dissolution or winding up (other than for the purpose of refinancing an equal par value amount of the $100 or $25 Preferred Stock or an equal liquidation value amount of the Class A Preferred Stock or of stock ranking prior to or on a parity with the Preferred Stock as to dividends or distributions or in liquidation, dissolution, or winding up) unless the gross income, as defined, of the Company for a period of 12 consecutive calendar months within the 15 calendar months preceding the issuance, sale or disposition of such stock, available for the payment of interest, shall have been at least 1 1/2 times the sum of the annual interest charges on all debt securities of the Company and the annual dividend requirements on all outstanding Preferred Stock, and all other stock, if any, ranking prior to, or on a parity with, the Preferred Stock, including the shares proposed to be issued, and unless the aggregate of the capital of the Company applicable to the common stock and the surplus of the Company shall be not less than the aggregate amount payment on the involuntary dissolution, liquidation or winding up of the Company in respect of all shares of Preferred Stock and all shares of stock, if any, ranking prior thereto or on a parity therewith, as to dividends or distributions, which will be outstanding after the issuance of the shares proposed to be issued.

     LIQUIDATION RIGHTS. In the event of any voluntary liquidation, dissolution or winding up of the Company, the New Preferred Stock, pari passu with all Preferred Stock then outstanding, shall have a preference over the common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of the Company, the New Preferred Stock, pari passu with all Preferred Stock then outstanding, shall also have a preference over the common stock until the full par value thereof, in the case of the $100 Preferred Stock and the $25 Preferred Stock, and the full liquidation value thereof, in the case of the Class A Preferred Stock, plus accumulated and unpaid dividends thereon shall have been paid.

     PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS. No holder of any stock of the Company shall be entitled to the right to purchase or subscribe for any part of any stock of the Company or of any securities convertible into stock of the Company.

     LIABILITY TO FURTHER CALLS OR ASSESSMENT. All shares of the New Preferred Stock, when issued in accordance with the terms of the Prospectus, and the applicable Prospectus Supplement, will be validly issued and fully paid and non-assessable.

     CERTAIN LIMITATIONS ON COMMON STOCK DIVIDENDS. The Articles of Incorporation in effect restrict the payment of dividends on common stock to 75% of net income available for common stock dividends if the percentage of common stock equity to total capitalization, as defined, is between 20% and 25%, and to 50% of such net income if such percentage is less than 20%. Other limitations on the payment of common stock dividends exist in the Articles of Incorporation, including a prohibition of the payment of common stock dividends in the event the Company should be in arrears in its dividend obligations upon the Preferred Stock, or in its sinking fund obligations for any series of Preferred Stock. Certain limitations on the payment of common stock dividends exist in the Mortgage.

     CERTAIN TERMS APPLICABLE TO REDEMPTION. In general, at any time when dividends payable on any Preferred Stock are in default, the Company may not (1) make any payment, or set aside funds for payment, into any sinking fund for the purchase or redemption of any shares of the Preferred Stock, or (2) redeem, purchase or otherwise acquire less than all of the shares of the Preferred Stock, in either case unless approval is obtained under the Holding Company Act. Any shares of the Preferred Stock which are redeemed, purchased or acquired shall revert to the status of authorized and unissued shares and may be reissued as part of a new series of Preferred Stock of the same class.

     TRANSFER AGENT AND REGISTRAR. Unless otherwise indicated in a Prospectus Supplement, the transfer agent and registrar for the New Preferred Stock is Mellon Securities Trust Company, New York, New York.

           RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS
                    TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The Company has calculated ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred dividends pursuant to Item 503 of SEC Regulation S-K as follows:

                                                              TWELVE MONTHS ENDED
                                               -------------------------------------------------
                                                             DECEMBER 31,                   JUNE
                                               ----------------------------------------     30,
                                               1988     1989     1990     1991     1992     1993
                                               ----     ----     ----     ----     ----     ----
    Ratios of Earnings to Fixed Charges(a)...  2.24     2.31     2.16     2.25     2.28     2.85(c)
    Ratios of Earnings to Fixed Charges and
      Preferred Dividends (a)(b).............  1.83     1.88     1.81     1.87     1.86     2.31(c)

------------

 (a) "Earnings", as defined by SEC Regulation S-K, represent the aggregate of
     (1) net income, (2) taxes based on income, (3) investment tax credit adjustments--net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) "Preferred Dividends," as defined in SEC Regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the effective income tax rate.

 (c) Earnings for the twelve months ended June 30, 1993 include the cumulative effect as of January 1, 1993 of a change in accounting principle to provide for the accrual of estimated unbilled revenues.

                              EXPERTS AND LEGALITY

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

     With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

     All statements made in the Incorporated Documents, as to matters of law and legal conclusions, based on the belief or opinion of the Company or otherwise, pertaining to (i) titles to properties, franchises and other operating rights of the Company, (ii) the regulations to which the Company is subject, and (iii) any legal proceedings to which the Company is a party, and all statements made as to matters of law and legal conclusions under "Description of the New Bonds" and "Description of the New Preferred Stock" herein are made on the authority of Friday, Eldredge & Clark, general counsel of the Company, and such statements are included in such documents and herein in reliance upon their authority as experts.

     The legality of the New Bonds and the New Preferred Stock will be passed upon for the Company by Friday, Eldredge & Clark, general counsel of the Company, 2000 First Commercial Building, 400 West Capitol Avenue, Little Rock, Arkansas, and Reid & Priest, 40 West 57th Street, New York, New York, and for the underwriter(s), dealer(s), agent(s) or purchaser(s) by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York. However, all legal matters pertaining to the organization of the

Company, titles to property, franchises and the lien of the Mortgage and all matters of Arkansas, Missouri and Tennessee law will be passed upon only by Friday, Eldredge & Clark.

                              PLAN OF DISTRIBUTION

     The Company may sell the New Bonds and the New Preferred Stock in one or more sales in any of three ways: (i) through one or more underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through one or more agents. The Prospectus Supplement relating to a series of the New Bonds ("Offered Bonds") or to a series of the New Preferred Stock ("Offered Stock") will set forth the terms of the offering, as applicable, of the Offered Bonds or the Offered Stock, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Bonds or Offered Stock and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the New Bonds or the New Preferred Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Bonds or Offered Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds or Offered Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Bonds or Offered Stock if any are purchased; provided that the agreement between the Company and the underwriter or underwriters providing for the sale of the Offered Bonds or Offered Stock may provide that under certain circumstances involving a default of underwriters less than all of the Offered Bonds or Offered Stock may be purchased.

     Offered Bonds or Offered Stock may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Bonds or Offered Stock in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Bonds or Offered Stock from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Each Prospectus Supplement relating to a particular offering of Offered Bonds or Offered Stock will contain a statement (i) as to whether or not the Company is able to predict the existence of a secondary market for such securities and, if such existence is predicted, as to the extent of such secondary market, and (ii) if such securities are to be purchased by an underwriter or underwriters, as to whether or not such underwriter or underwriters intend to make a market in such securities.

     Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers, and any insurer providing an insurance policy for the payment of principal of and/or interest on New Bonds, and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.